Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Investor Relations
Phone:	(732) 786-8044
Email:	admin@medifirstsolutions.com
Website:	www.medifirstsolutions.com

MEDIFIRST SOLUTIONS ANNOUNCES SHAREHOLDER UPDATE

Freehold, NJ – December 8, 2017 – MEDIFIRST SOLUTIONS, INC. (OTC: MFST) (the “Company” or “Medifirst”), a provider of innovative laser technology with its FDA 510(k) cleared Infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device, presents an update and follow up after exhibiting at the Greater New York Dental Meeting. Additionally, the Company will discuss several new developments.

GREATER NEW YORK DENTAL MEETING

The Company presented its Infrared Laser at the Greater New York Dental Meeting held in the Jacob Javits Center which ended November 29th 2017. Commented Medifirst President Bruce J. Schoengood, “We are very pleased with the enthusiastic response from dentists, surgeons and various specialists regarding our laser and its applications. The Time Machine Laser has shown effective and immediate results for patients suffering from pain related to their temporomandibular joint (TMJ). We believe TMJ treatment provides Medifirst with a very strong, untapped, niche application for dental practitioners. With very few treatments available and great interest in our Infrared Laser, we have over two hundred interested parties requesting follow ups, meetings and demonstrations.” Dentistry professionals that we are engaging with include various practitioners, as well as distributors, TMJ treatment centers and a variety of specialists. Continued Schoengood, “One of our big takeaways was the tremendous opportunity to introduce lasers to dental professionals who have not yet incorporated laser technology into their practice. Over 90% of the doctors we met are just looking and learning at laser technology and being able to target laser usage for TMJ patients was of great interest.”

CHINA SALES AND DISTRIBUTION

Medifirst is pleased to announce that it has come to terms with a highly experienced organization to help commercialize the Time Machine Laser for the China market. Continued Mr. Schoengood, “This could be an exceptional opportunity for us to work with a company that is extremely experienced in the global medical device industry and especially the vast China market. The firm believes that our laser product can be commercialized in the global marketplace.” Management of this firm has extensive top-tier experience in pharma, bio-tech and bringing young companies to market. The Company anticipates completing a definitive agreement in the upcoming days and we will update shareholders upon successfully completing an agreement. Medifirst anticipates that it will begin to file for CFDA (China FDA) clearance in the upcoming weeks or months.

R&D AND CERTIFICATIONS

Medifirst is pleased to announce that is has signed a non-binding Letter of Intent with a New Jersey technology company to explore developing blockchain based applications that can enhance the marketing and sales of the Time Machine Laser Series on the international marketplace. In addition, if the Company is successful in its immediate funding goals, it anticipates applying for FDA 510(k) Clearance for its Green (aesthetics) Laser as well as to apply for additional certifications in Europe, China and the US. Medifirst anticipates updates and announcements in the upcoming day and weeks.

About Medifirst Solutions, Inc.

Medifirst Solutions, Inc., in response to its Premarket Notification 510(k) submission for “The Time Machine” Series Laser, received clearance from the U.S. Food and Drug Administration (“FDA”) to market its infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device. The Time Machine Series Lasers Model TTML-8102000 - 810/830nm is intended for use in temporary relief of minor muscle and joint pain, stiffness, minor arthritis pain, muscle spasm, temporary increase in local blood circulation and temporary relaxation of muscles by means of topical elevated tissue temperature from infrared spectral emissions.  The hand-held laser device, with pin-point accuracy, often gives patients immediate results with no redness, swelling or down-time. This unique laser device offers medical professionals an affordable and effective tool to enhance their treatment protocols for their patients and provide new revenue streams for their practice. The laser division will be operated out of Medifirst’s wholly owned subsidiary, Medical Lasers Manufacturer. Visit www.medifirstsolutions.com for more information. Follow on Twitter @Medi_First and for Facebook visit Medifirst Solutions.

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Forward-Looking Statements:

The statements in this press release that relate to the company’s expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control.  Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission.  Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.  We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.